UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2015

YOSEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-28767 (Commission File Number)	88-0403070 (IRS Employer Identification No.)

368 HuShu Nan Road

HangZhou City, Zhejiang Province, China

(Address of Principal Executive Offices) (Zip Code)

086-0571-88381700

(Registrant’s telephone number, including area code)

China 3C Group

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On May 26, 2015, Yosen Group, Inc. (the “Company”) entered into Subscription Agreements (“Subscription Agreements”) to issue and sell in a private placement (the “Private Placement”) to accredited investors an aggregate of 15,000,000 units of the Company (“Units”), at a purchase price of $0.25 per Unit, for aggregate proceeds of approximately $3.75 million. Each Unit consists of one share of Common Stock and a three-year warrant to acquire one share of Common Stock at $0.25. The Units were offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) due to the fact that the offering of these shares were not made in the United States and that none of the accredited investors is a U.S. Person (as defined in the Act).

The Subscription Agreements provide that the proceeds of the Private Placement will be placed in escrow pending the closing of the Private Placement, which is expected to occur in the third quarter of 2015 (the “Closing”). The Company intends to use the proceeds of the Private Placement as working capital.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The offer and sale of the Units, the Common Shares and the Warrants in the Private Placement were made in reliance on the exemption from registration afforded under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOSEN GROUP, INC.

	By:	/s/ Zhenggang Wang
	Name:	Zhenggang Wang
	Title:	Chief Executive Officer
Dated: May 26, 2015